================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ------------

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934


                               KERAVISION, INC.
                               (Name of Issuer)

                                 Common Stock
                                $.001 PAR VALUE
                        (Title of Class of Securities)

                                 ------------

                                   49206110
                                (CUSIP Number)

                      Donaldson, Lufkin & Jenrette, Inc.
                      (Name of Persons Filing Statement)

                              Arthur S. Zuckerman
                           Donald, Lufkin & Jenrette
                                277 Park Avenue
                           New York, New York 10172
                                (212) 892-4866
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)

                                 June 12, 1998
                    (Date of Event which Requires Filing of
                                this Statement)

                                 ------------

               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]

================================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 1 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sprout Capital VIII, L.P.
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 2 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DLJ Associates VIII, L.P.
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 3 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DLJ Capital Associates VIII, Inc.
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 4 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Kroon 1994 Limited Partnership
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         00
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CT
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 5 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Patrick J. Boroian
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 6 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Phillippe O. Chambon
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860

-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 -See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 7 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert E. Curry
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 8 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert Finzi
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 9 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Keith B. Geeslin
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 10 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kathleen D. LaPorte
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 11 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Scott F. Meadow
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 12 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Arthur S. Zuckerman
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 13 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stephen Diamond
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 14 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Janet A. Hickey
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 15 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         LaPorte Investments, L.P.
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CA
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 16 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Brian LaPorte
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 17 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Richard E. Kroon
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 18 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mary Jane Kroon
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,270,860
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,270,860
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,270,860 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.9% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 19 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DLJ Capital Corporation
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,372,836
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,372,836
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,372,836 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.6% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 20 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Donaldson, Lufkin & Jenrette, Inc.
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,500,000
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,500,000
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         HC, CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 21 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Equitable Companies Incorporated
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         DE
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  0
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             1,500,000
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  0
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  1,500,000
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO, HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 22 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5 (not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 23 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Finaxa
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not Applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5 (not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 24 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA Assurances I.A.R.D. Mutuelle
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not Applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5 (not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 25 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA Assurances Vie Mutuelle
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not Applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5 (not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 26 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA Courtage Assurance Mutuelle
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not Applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5 (not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 27 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         AXA Conseil Vie Assurance Mutuelle
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not Applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         France
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5 (not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 28 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Claude Bebear, as AXA Voting Trustee
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not Applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Citizen of France
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5 (not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 29 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Patrice Garnier, as AXA Voting Trustee
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not Applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
-------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Citizen of France
-------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

                                  See Item 5
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5 (not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================

                                  SCHEDULE 13D

-------------------------                              ------------------------
   CUSIP No. 49206110                                     Page 30 of 60 Pages
-------------------------                              ------------------------

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Henri de Clermont - Tonnerre, as AXA Voting Trustee
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
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    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         Not Applicable
-------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 [ ]
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    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Citizen of France
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                             7    SOLE VOTING POWER

                                  See Item 5
                          -----------------------------------------------------
                             8    SHARED VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY             See Item 5
EACH REPORTING PERSON     -----------------------------------------------------
        WITH                 9    SOLE DISPOSITIVE POWER

                                  See Item 5
                          -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  See Item 5
-------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,500,000 - See Item 5 (not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             [ ]
         CERTAIN SHARES*
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   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.5% - See Item 5
-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================


               Item 1.  Security and Issuer.

               The class of equity securities to which this statement relates is the common stock, $.001 par value per share (the "Shares"), of KeraVision, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 48630 Milmont Drive, Fremont, California 94538.

               Item 2.  Identity and Background.

               This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) Sprout Capital VIII, L.P., a Delaware Limited Partnership (the "Sprout Fund"); (2) DLJ Associates VIII, L.P., a Delaware Limited Partnership ("DLJ VIII"); (3) DLJ Capital Associates VIII, Inc. ("DLJCA VIII"); (4) The Kroon 1994 Limited Partnership, a Connecticut Limited Partnership ("Kroon"); (5) Patrick J. Boroian; (6) Philippe O. Chambon; (7) Robert E. Curry; (8) Robert Finzi; (9) Keith B. Geeslin; (10) Kathleen D. LaPorte; (11) Scott F. Meadow; (12) Arthur
S. Zuckerman; (13) Stephen Diamond; (14) Janet A. Hickey; (15) LaPorte Investments, L.P., a California Limited Partnership; (16) Brian LaPorte; (17) Richard E. Kroon; (18) Mary Jane Kroon; (19) DLJ Capital Corporation, a Delaware Corporation ("DLJCC"); (20) Donaldson, Lufkin & Jenrette, Inc., a Delaware Corporation ("DLJ"); (21) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (22) AXA, a societe anonyme organized under the laws of France ("AXA"); (23) Finaxa, a societe anonyme organized under the laws of France; (24) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (25) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (26) AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle), a mutual insurance company organized under the laws of France; (27) AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle), a mutual insurance company organized under the laws of France, and (28) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, and as amended, January 22, 1997.

               DLJ VIII, DLJCA VIII, DLJCC and DLJ are collectively referred to as the "DLJ Entities".

               Kroon, Patrick J. Boroian, Philippe O. Chambon, Robert E. Curry, Robert Finzi, Keith B. Geeslin, Kathleen D. LaPorte, Scott F. Meadow, Arthur S. Zuckerman, Stephen Diamond, Janet A. Hickey, LaPorte Investments, L.P., Brian LaPorte, Richard E. Kroon and Mary Jane Kroon are collectively referred to as the "General Partners".

               The Sprout Fund is a Delaware limited partnership which makes investments for long term appreciation. DLJCC is the managing general partner of the Sprout Fund. DLJCC makes all of the investment decisions on behalf of the Sprout Fund.

               DLJ VIII is a Delaware limited partnership which makes investments for long term appreciation. DLJCA VIII is the general partner of DLJ VIII. DLJCA VIII makes all of the investment decisions on behalf of DLJ VIII.

               DLJCA VIII is a Delaware corporation formed to make investments
for long term appreciation.   As the general partner of DLJ VIII, DLJCA VIII
makes all of the investment decisions on behalf of DLJ VIII. DLJCA VIII is a wholly owned subsidiary of DLJCC.

               Kroon is a Connecticut limited partnership which makes investments for long term appreciation. Kroon is one of the general partners of DLJ VIII.

               Patrick J. Boroian is a general partner of DLJ VIII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Philippe O. Chambon is a general partner of DLJ VIII and is a citizen of France. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Robert E. Curry is a general partner of DLJ VIII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Robert Finzi is a general partner of DLJ VIII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Keith B. Geeslin is a general partner of DLJ VIII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Kathleen D. LaPorte is a general partner of LaPorte Investments, L.P. and is a citizen of the United States. She is employed by Sprout Group and her principal occupation is venture capital investing.

               Scott F. Meadow is a general partner of DLJ VIII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Arthur S. Zuckerman is a general partner of DLJ VIII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Stephen Diamond is a general partner of DLJ VIII and is a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Janet A. Hickey is a general partner of DLJ VIII and is a citizen of the United States. She is employed by Sprout Group and her principal occupation is venture capital investing.

               LaPorte Investments, L.P. is a California limited partnership which makes investments for long term appreciation. LaPorte Investments, L.P. is a general partner of DLJ VIII.

               Brian LaPorte is a general partner of LaPorte Investments, L.P. and a citizen of the United States. He is employed by Xilinx Inc. and his principal occupation is manager of national account sales.

               Richard E. Kroon is a general partner of Kroon and a citizen of the United States. He is employed by Sprout Group and his principal occupation is venture capital investing.

               Mary Jane Kroon is a general partner of Kroon and a citizen of the United States. She is not employed.

               DLJCC is a Delaware corporation formed to make investments in industrial and other companies to participate in the management of venture capital pools. DLJCC is a wholly owned subsidiary of DLJ.

               DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCC. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

               EQ is a Delaware corporation and is a holding company. As of October 27, 1998, EQ owned, directly or indirectly, 72.18% of DLJ.

               AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of March 1, 1998, approximately 59% of the outstanding common stock of EQ was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of October 27, 1998, AXA directly owned 1.5% of DLJ.

               Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of July 31, 1998, Finaxa controlled directly and indirectly approximately 20.6% of the issued ordinary shares (representing approximately 17.1% of the voting power) of AXA.

               Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA Conseil Vie Assurance Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1998, the Mutuelles AXA, as a group, control approximately 62.1% of the issued shares (representing approximately 74.0% of the voting power) of Finaxa. Including the ordinary shares owned by Finaxa, on March 1, 1998, the Mutuelles AXA directly or indirectly controlled 24.7% of the issued ordinary shares (representing 34.8% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

               Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of EQ capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule F attached hereto.

               The address of the principal business and office of each of the DLJ Entities and the Sprout Funds is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of EQ is 1290 Avenue of the Americas, New York, New York 10104.

               The address of the principal business and principal office of each of the General Partners is:

               Patrick J. Boroian--c/o Sprout Group, 277 Park Ave., New York, NY 10172;

               Philippe O. Chambon--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170 Menlo Park, CA 94025;

               Robert E. Curry--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Robert Finzi--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Keith B. Geeslin--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Kathleen D. LaPorte-- c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Scott F. Meadow--520 Lake Cook Road, Suite 450, Deerfield, IL 60015;

               Arthur S. Zuckerman--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Stephen Diamond--c/o Sprout Group, 3000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Janet A. Hickey--c/o Sprout Group, 277 Park Avenue, New York, NY 10172;

               LaPorte Investments, L.P.--c/o Kathleen D. LaPorte, Sprout Group, 2000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Brian LaPorte--c/o Kathleen D. LaPorte, Sprout Group, 2000 Sand Hill Rd., Building 3, Ste. 170, Menlo Park, CA 94025;

               Richard E. Kroon--c/o Sprout Group, 277 Park Avenue, New York, NY 10172;

               Mary Jane Kroon--c/o Richard E. Kroon, Sprout Group, 277 Park Avenue, New York, NY 10172;

               The Kroon 1994 Limited Partnership--c/o R. Kroon, Sprout Group, 277 Park Ave., New York, NY 10172;

               The address of the principal business and principal office of each of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France; of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis-le-Grande, 75002 Paris, France; and of AXA Conseil Vie Assurance Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042
Paris La Defense, France.

               The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, the Supervisory Board or the Conseil d'Administration (French analogue of a Board of Directors) of DLJCA VIII, DLJCC, DLJ, Equitable, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through J, respectively, attached hereto.

               During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through J attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

               Item 3.   Source and Amount of Funds or Other Consideration.

               The general and limited partners of the Sprout Fund contributed $10,166,880 for 1,270,860 Shares. Such price was funded through internally generated funds.

               Item 4. Purpose of Transaction.

               The Sprout Fund has acquired the Shares for general investment purposes. The Sprout Fund reserves the right to change its business intent. Subject to the agreements discussed herein or attached hereto, and to market conditions and other factors, the Sprout Fund or other affiliates of DLJ may acquire or dispose of Shares from time to time in the future. The Sprout Fund may enter into agreements with third parties relating to acquisitions of Shares, or open market, privately negotiated or other transactions. The Sprout Fund may enter into agreements with management of the Company relating to acquisitions of Shares by members of management, issuances of options to management or may affect other similar agreements or transactions. Except as set forth herein, The Sprout Fund has no plan or proposals which relate to or would result in any of the transactions described in subparagraphs (a) through
(j) of Item 4 of Schedule 13D.

               Pursuant to the Series B Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") dated June 12, 1998 attached hereto as Exhibit D and incorporated by reference herein, Sprout Capital VIII, L.P. and certain of its affiliates and the other parties signatory thereto (the "Investors"), acquired from the Company 562,500 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock") of the Company.

               In order to issue the Series B Preferred Stock, the Company filed a Certificate of Designation (the "Certificate of Designation") with the State of Delaware on June 12, 1998, incorporated by reference herein and attached hereto as Exhibit E.

               Pursuant to the Certificate of Designation, each share of Series B Preferred Stock is convertible, at the option of the holder at any time after the issuance of such share, into such number of shares of common stock as is determined by dividing $32.00 by the Conversion Price (as defined in the Certificate of Designation) in effect on the date such share certificate if surrendered for conversion. The initial Conversion Price is the lower of $8.00 or, depending on the date of conversion, the average closing price of shares of common stock on the Nasdaq National Market for each of the first five and last five trading days of the three months immediately prior to such date, subject to standard anti-dilution provisions.

               Each share of Series B Preferred Stock shall be converted, at the election of the Company, into shares of common stock at the Conversion Price in effect at the time, at any time after June 12, 2000 if at the time of such election the average closing price per share of the common stock on the Nasdaq National Market for the immediately preceding twenty consecutive trading days exceeds $16.00 per share (as adjusted for splits and combinations). Pursuant to the Purchase Agreement, the Company has reserved 2,650,000 shares of common stock for issuance upon conversion of the Series B Preferred Stock.

               Pursuant to the Certificate of Designation, the Series B Preferred Stock is redeemable at the option of the holders at any time after June 12, 2003. Within thirty days after receipt by the Company of a written request (a "Redemption Election") from the holders of not less than a majority of the then outstanding Series B Preferred Stock that all or some of the shares of such series held by such holders be redeemed, the Company shall, to the extent it may lawfully do so, redeem the number of shares specified in the Redemption Election by paying in cash therefor a sum per share equal to $32.00 per share of Series B Preferred Stock (as adjusted for stock splits and combinations) plus all accrued but unpaid dividends on such shares.

               Pursuant to the Certificate of Designation, the holder of each share of Series B Convertible Preferred Stock shall have the right to one vote for each share of common stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers equal to the voting rights and powers of the holders of common stock. As long as 300,000 shares of Series B Convertible Preferred Stock remain outstanding (as adjusted for stock splits and combinations), the holders of at least a majority of the Series B Convertible Preferred Stock shall be entitled to elect one member of the Board of Directors of the Company.

               Item 5.  Interest in Securities of the Issuer.

               (a) and (b) The Sprout Fund, through its ownership of 317,715 shares of Series B Convertible Preferred Stock, has acquired and, for the purpose of Rule 13d-3 promulgated under the Exchange Act, beneficially owns 1,270,860 Shares, representing approximately 8.9% of the outstanding Shares of the Issuer.

               Except as set forth in this Item 5(a), neither the Sprout Fund, nor any other person controlling the Sprout Fund, nor, to the best of its knowledge, any persons named in Schedule A hereto owns beneficially any Shares.

               Except as set forth in this Item 5(a), no person other than the Sprout Fund has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Series B Preferred Stock owned beneficially by the Sprout Fund.

               Each of the General Partners may be deemed for the purposes of Rule 13d-3 under the Act, to beneficially own directly or indirectly the Shares owned by the Sprout Fund. Each of the General Partners disclaims beneficial ownership of such Shares.

               DLJCC, through its ownership of 4,987 shares of Series B Convertible Preferred Stock and as managing general partner of the Sprout Fund, as general partner of Sprout CEO Fund, L.P. (an entity that owns less than 5% of the common stock of the Issuer) and as general partner of Sprout Venture Capital L.P. (an entity that owns less than 5% of the common stock of the Issuer), may be deemed for the purpose of Rule 13d-3 of the Act, to beneficially own 1,372,836 Shares representing approximately 9.6% of the outstanding shares of the Issuer.

               DLJ, as the ultimate parent of the manager of DLJ ESC II, L.P. (an entity that owns less than 5% of the common stock of the Issuer), may be deemed, for the purpose of Rule 13d-3 under the Act to beneficially own 127,164 Shares representing approximately 0.9% of the outstanding Shares of the Issuer.

               In addition, as the sole stockholder of DLJCC, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that may be deemed to be owned beneficially by DLJCC. Because of EQ's ownership interest in DLJ, EQ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the Shares.

               Because of AXA's ownership interests in EQ, and the AXA Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Shares.

               (c) No transactions in the Shares have been effected since October 15, 1998 by the Sprout Fund, any other person controlling the Sprout Fund, or to the best of its knowledge, any of the persons named in Schedules A-K.

               (d) Inapplicable.

               (e) Inapplicable.

               Item 6. Contracts, Arrangements, Understandings or
                       Relationships with Respect to Securities of the Issuer.

               See responses to items 4 and 5.

               The Company and the Investors have entered into an Investors' Rights Agreement, attached hereto as Exhibit F and incorporated by reference, which grants the Investors certain rights with respect to registration under the Securities Act of 1933, as amended. Under the terms of the Investors' Rights Agreement, within thirty days of the date of the Investors' Rights Agreement (June 12, 1998), the Company was obligated to file with the SEC a registration statement on Form S-3 covering all of the Registrable Securities. Registrable Securities are defined as (i) the shares of common stock issuable or issued upon conversion of the Series B Preferred Stock and (ii) any shares of common stock of the Company issued as or by way of a dividend, a stock split or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) or the Series B Preferred Stock or any shares of common stock of the Company issued in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or reorganization with respect to the shares listed in (i) or the Series B Preferred Stock. The Company filed a registration statement on Form S-3 covering the Registrable Securities on July 13, 1998.

               The Investors' Rights Agreement also grants "piggy-back" rights to the Investors to participate in certain registration statements filed by the Company. All registration rights terminate after the earlier of (i) two years after the date of the Investors' Rights Agreement or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares during a three month period without registration.

               The Investors' Rights Agreement contains covenants regarding the transfer of the Registrable Securities. The Company grants each Investor a right of first offer with respect to future sales by the Company of its shares. An investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock, the Company shall first make an offering of such shares to each Investor who has exercised its option to purchase. This right of first offer terminates (i) with respect to any Investor whose shares of Series B Convertible Preferred Stock are converted into shares of common stock of the Company, or (ii) when the Company shall sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or emerge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of.

               Except for the Agreements described in this Schedule 13D, to the best knowledge of the Sprout Fund, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees or profits, division of profits or loss, or the giving or withholding of proxies.

               A copy of each of the Series B Convertible Preferred Stock Purchase Agreement dated as of June 12, 1998 and the Investors' Rights Agreement dated as of June 12, 1998 are attached hereto as Exhibits D and F, respectively, and are incorporated herein by reference. The summaries of the terms of the Series B Convertible Preferred Stock Purchase Agreement dated as of June 12, 1998 and the Investors' Rights Agreement dated as of June 12, 1998 set forth herein are qualified in their entirety by reference to Exhibits D and F, respectively.

               Item 7.     Material to be Filed as Exhibits.

               SCHEDULE A  Item 2 information for executive officers and
                           directors of DLJ Capital Associates VIII, Inc.

               SCHEDULE B  Item 2 information for executive officers and
                           directors of DLJ Capital Corporation

               SCHEDULE C  Item 2 information for executive officers and
                           directors of Donaldson, Lufkin & Jenrette, Inc.

               SCHEDULE D  Item 2 information for executive officers and
                           directors of The Equitable Companies Incorporated

               SCHEDULE E  Item 2 information for executive officers and
                           directors of AXA

               SCHEDULE F  Item 2 information for executive officers and
                           directors of FINAXA

               SCHEDULE G  Item 2 information for executive officers and
                           directors of AXA Assurances I.A.R.D. Mutuelle

               SCHEDULE H  Item 2 information for executive officers and
                           directors of AXA Assurances Vie Mutuelle

               SCHEDULE I Item 2 information for executive officers and directors of AXA Courtage Assurance Mutuelle

               SCHEDULE J  Item 2 information for executive officers and
                           directors of AXA Conseil Vie Assurance Mutuelle.

               Exhibit A   Joint Filing Agreement among the Reporting Persons

               Exhibit B   Powers of Attorney for Arthur S. Zuckerman.

               Exhibit C   Powers of Attorney for Alvin H. Fenichel.

               Exhibit D   Series B Convertible Preferred Stock Purchase
                           Agreement dated as of June 12, 1998.

               Exhibit E   Certificate of Designation of Rights, Preferences
                           and Privileges of Series B Convertible Preferred
                           Stock of KeraVision, Inc., as filed with the Secretary of State of the State of Delaware on June
                           12, 1998.

               Exhibit F   Investors' Rights Agreement dated as of June 12,
                           1998.


                               EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

   99.A           Joint Filing Agreement among the Reporting Persons

   99.B           Powers of Attorney for Arthur S. Zuckerman.

   99.C           Powers of Attorney for Alvin H. Fenichel.

   99.D           Series B Convertible Preferred Stock Purchase
                  Agreement dated as of June 12, 1998.

   99.E Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of KeraVision, Inc., as filed with the Secretary of State of the State of Delaware on June 12, 1998.

   99.F           Investors' Rights Agreement dated as of June 12, 1998.


                                SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 30, 1998

                                    Sprout Capital VIII, L.P.

                                    By DLJ Capital Corporation,
                                       as Managing General Partner


                                    By: /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name: Marjorie S. White
                                       Title: Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    DLJ Associates VIII, L.P.

                                    By DLJ Capital Associates VIII, Inc.
                                       as General Partner


                                    By: /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name: Marjorie S. White
                                       Title: Secretary


      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    DLJ Capital Associates VIII, Inc.



                                    By: /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name: Marjorie S. White
                                       Title: Secretary

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    The Kroon 1994 Limited Partnership

                                    By Richard E. Kroon
                                    its: General Partner


                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Patrick J. Boroian


                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Philippe O. Chambon



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Robert E. Curry



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Robert Finzi



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Keith B. Geeslin



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Kathleen D. LaPorte



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Scott F. Meadow



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Arthur S. Zuckerman



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Stephen Diamond



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Janet A. Hickey



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    LaPorte Investments, L.P.

                                    By: Kathleen LaPorte
                                        as General Partner



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name:  Arthur S. Zuckerman
                                       Title: Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Brian LaPorte



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Richard E. Kroon



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Mary Jane Kroon



                                    By: /s/ Arthur S. Zuckerman
                                       ---------------------------------------
                                       Name: Arthur S. Zuckerman
                                       Attorney-in-Fact


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    DLJ Capital Corporation



                                    By: /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name: Marjorie S. White
                                       Title: Secretary and Treasurer


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    Donaldson, Lufkin & Jenrette, Inc.



                                    By: /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name: Marjorie S. White
                                       Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    The Equitable Companies Incorporated



                                    By: /s/ Alvin H. Fenichel
                                       ---------------------------------------
                                       Name: Alvin H. Fenichel
                                       Title: Senior Vice President and
                                              Controller


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 30, 1998

                                    AXA
                                    Finaxa
                                    AXA Assurances I.A.R.D. Mutuelle
                                    AXA Assurances Vie Mutuelle
                                    AXA Courtage Assurance Mutuelle
                                    AXA Conseil Vie Assurance Mutuelle
                                    Claude Bebear, as AXA Voting Trustee
                                    Patrice Garnier, as AXA Voting Trustee
                                    Henri de Clermont-Tonnerre, as AXA Voting
                                    Trustee

                                    Signed on behalf of each of the above



                                    By: /s/ Alvin H. Fenichel
                                       ---------------------------------------
                                       Name: Alvin H. Fenichel
                                       Title: Attorney-in-fact



                                                                    Schedule A

                       Executive Officers and Directors
                                      of
                       DLJ Capital Associates VIII, Inc.

               The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Associates VII, Inc. ("DLJCA") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCA at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCA and each individual is a United States citizen.


       Name, Business Address      Present Principal Occupation
       ------------------------    -----------------------------------------

  *    Richard E. Kroon            President and Chief Executive Officer

       Arthur Zuckerman            Vice President

  *    Marjorie S. White           Secretary; Vice President and Secretary,
                                   Donaldson, Lufkin & Jenrette, Inc.

------------------
  *    Director



                                                                    Schedule B

                       Executive Officers and Directors
                                      of
                            DLJ Capital Corporation


            The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Corporation ("DLJCC") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of DLJCC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCC and each individual is a United States citizen.

       Name, Business Address      Present Principal Occupation
       ------------------------    --------------------------------------------

  *    Richard E. Kroon            President and Chief Executive Officer

  *    Anthony F. Daddino          Vice President; Executive Vice President and
                                   Chief Financial Officer, Donaldson, Lufkin &
                                   Jenrette, Inc.

  *    Marjorie S. White           Secretary; Vice President and Secretary,
                                   Donaldson, Lufkin & Jenrette, Inc.

------------------
  *    Director


                                                                    Schedule C

                       Executive Officers and Directors
                                      of
                      Donaldson, Lufkin & Jenrette, Inc.

            The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.

       Name, Business Address                    Present Principal Occupation
       ------------------------                  ------------------------------------------------------

  *    John S. Chalsty                           Chairman

  *    Joe L. Roby                               Chief Executive Officer and President

  *    Henri de Castries (1)                     Senior Executive Vice President Financial Services and
       AXA                                       Life Insurance Activities U.S. & U.K., AXA
       23, avenue Matignon
       75008 Paris, France

  *    Denis Duverne (1)                         Senior Vice President - International Life, AXA
       AXA
       23, avenue Matignon
       75008 Paris, France

  *    Louis Harris                              Chairman and Chief Executive Officer, LH Research
       LH Research                               (research)
       152 East 38th Street
       New York, New York  10016-2605

  *    Michael Hegarty                           Vice Chairman and Chief Operating Officer, The
       The Equitable Life Assurance Society      Equitable Companies Incorporated; President and Chief
       of the United States                      Operating Officer, The Equitable Life Assurance
       1290 Avenue of the Americas               Society of the United States
       New York, NY 10019

  *    Henri G. Hottingeur (2)                   Chairman and Chief Executive Officer, Banque
       Banque Hottingeur                         Hottingeur (banking)
       38, rue de Provence
       75009 Paris, France

  *    W. Edwin Jarmain (3)                      President, Jarmain Group Inc. (private investment
       Jarmain Group Inc.                        holding company)
       Suite 2525, Box 36
       121 King Street, West
       Toronto, Ontario
       M5H 3T9 Canada

  *    Francis Jungers                           Retired
       19880 NW Nestucca Drive
       Portland, Oregon  97229

  *    Edward D. Miller                          President and Chief Executive Officer,
       1290 Avenue of the Americas               The Equitable Companies Incorporated
       New York, New York  10019

  *    W. J. Sanders, III                        Chairman and Chief Executive Officer, Advanced
       Advanced Micro Devices, Inc.              Micro Devices, Inc.
       901 Thompson Place
       Sunnyvale, CA  94086

  *    Stanley B. Tulin                          Executive Vice President and Chief Financial Officer,
       The Equitable Companies Incorporated      The Equitable Companies Incorporated
       1290 Avenue of the Americas
       New York, NY 10019

  *    John C. West                              Retired
       Bothea, Jordan & Griffin
       23B Shelter Cove
       Hilton Head Island, SC  29928

  *    Hamilton E. James                         Managing Director

  *    Richard S. Pechter                        Managing Director

  *    Theodore P. Shen                          Managing Director

  *    Anthony F. Daddino                        Executive Vice President and Chief Financial Officer

------------------
  *    Director
(1)    Citizen of the Republic of France
(2)    Citizen of Canada
(3)    Citizen of Switzerland



                                                                    Schedule D

                       Executive Officers and Directors
                                      of
                     The Equitable Companies Incorporated

               The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.


       Name, Business Address                     Present Principal Occupation
       ------------------------                   -----------------------------------------------------

  *   Claude Bebear (1)                           Chairman of the Executive Board, AXA
      AXA
      23, avenue Matignon
      75008 Paris, France

  *   John S. Chalsty                             Chairman of the Board, Donaldson, Lufkin &
      Donaldson, Lufkin & Jenrette, Inc.          Jenrette, Inc.
      277 Park Avenue
      New York, NY  10172

  *   Francoise Colloc'h (1)                      Senior Executive Vice President, Group Human
      AXA                                         Resources and Communications, AXA
      23, avenue Matignon
      75008 Paris, France

  *   Henri de Castries (1)                       Vice Chairman of the Board; Senior Executive Vice
      AXA                                         President, Financial Services and Life Insurance
      23, avenue Matignon                         Activities, AXA
      75008 Paris, France

  *   Joseph L. Dionne                            Chairman of the Board, The McGraw-Hill Companies
      The McGraw-Hill Companies                   (publishing)
      1221 Avenue of the Americas
      New York, NY  10020

  *   William T. Esrey                            Chairman of the Board and Chief Executive Officer,
      Sprint Corporation                          Sprint Corporation (telecommunications)
      P.O. Box 11315
      Kansas City, MO  64112

  *   Jean-Rene Fourtou (1)                       Chairman of the Board and Chief Executive Officer,
      Rhone-Poulenc S.A.                          Rhone-Poulenc S.A. (manufacturer of chemicals and
      25 quai Paul Doumer                         agricultural products)
      92408 Courbevoie Cedex
      France

  *   Jacques Friedmann (1)                       Chairman of the Supervisory Board,
      AXA                                         AXA
      9, Place Vendome
      75001 Paris
      France

      Robert E. Garber                            Executive Vice President and General Counsel;
                                                  Executive Vice President and General Counsel, The
                                                  Equitable Life Assurance Society of the United States

  *   Donald J. Greene, Esq.                      Counselor-at-Law, Partner, LeBoeuf, Lamb, Greene
      LeBoeuf, Lamb, Greene & MacRae, L.L.P.      & MacRae, L.L.P. (law firm)
      125 West 55th Street
      New York, NY 10019

  *   Anthony J. Hamilton (2)                     Group Chairman and Chief Executive Officer, Fox-Pitt,
      35 Wilson Street                            Kelton Group Limited (finance)
      London, England  EC2M 2SJ

  *   John T. Hartley                             Retired Chairman and Chief Executive Officer,
      Harris Corporation                          currently Director, Harris Corporation (manufacturer
      1025 Nasa Boulevard                         of electronic, telephone and copying systems)
      Melbourne, FL  32919

  *   Michael Hegarty                             Vice Chairman of the Board and Chief Operating
      The Equitable Life Assurance Society        Officer, The Equitable Companies Incorporated;
      of the United States                        President and Chief Operating Officer, The Equitable
      1290 Avenue of the Americas                 Life Assurance Society of the United States
      New York, NY 10019

  *   John H. F. Haskell, Jr.                     Director and Managing Director, Warburg Dillon
      Warburg Dillon Read LLC                     Read LLC (investment banking firm)
      535 Madison Avenue
      New York, NY  10022

  *   Mary R. (Nina) Henderson                    President, Bestfoods Grocery (formerly CPC
      CPC Specialty Markets Group                 Specialty Markets Group of CPC International, Inc.)
      700 Sylvan Avenue                           (food manufacturer)
      Englewood, NJ  07632

  *   W. Edwin Jarmain (3)                        President, Jarmain Group Inc. (private investment
      Jarmain Group Inc.                          holding company)
      Suite 2525
      121 King Street West
      Toronto, Ontario M5H 3T9
      Canada

  *   Edward D. Miller                            President and Chief Executive Officer; Chairman of
                                                  the Board and Chief Executive Officer, The Equitable
                                                  Life Assurance Society of the United States

      Peter D. Noris                              Executive Vice President and Chief Investment
                                                  Officer; Executive Vice President and Chief
                                                  Investment Officer, The Equitable Life Assurance
                                                  Society of the United States

  *   Didier Pineau-Valencienne(1)                Chairman and Chief Executive Officer, Schneider
      64-70, avenue Jean Baptiste Clement S.A.    (electric equipment)
      92646 Boulogne Cedex, France

  *   George J. Sella, Jr.                        Retired Chairman, President and Chief Executive
      American Cyanamid Company                   Officer, American Cyanamid Company (manufacturer
      P.O. Box 397                                of pharmaceutical products and agricultural products)
      Newton, NJ  07860

      Jose Suquet                                 Executive Vice President; Senior Executive Vice
                                                  President and Chief Distribution Officer; The
                                                  Equitable Life Assurance Society of the United States

      Stanley B. Tulin                            Executive Vice President and Chief Financial Officer;
                                                  Vice Chairman of the Board and Chief Financial
                                                  Officer, The Equitable Life Assurance Society of the
                                                  United States

  *   Dave H. Williams                            Chairman and Chief Executive Officer, Alliance
      Alliance Capital                            Capital Management Corp. (investment adviser)
      Management Corporation
      1345 Avenue of the Americas
      New York, NY  10105

------------------
  *   Director
(1)   Citizen of the Republic of France
(2)   Citizen of United Kingdom
(3)   Citizen of Canada



                                                                     Schedule E

              Executive Officers and Member of Supervisory Board
                                      of
                                      AXA

               The names and titles of the Executive Officers and Supervisory Board of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

               Members of the Executive Committee


       Name, Business Address                    Present Principal Occupation
       ------------------------                  -----------------------------------------------------

  *    Claude Bebear                             Chairman of the Executive Board

       Donald Brydon (1)                         Senior Executive Vice President; Chief Executive
                                                 Officer, AXA Investment Managers

       Henri de Castries                         Senior Executive Vice President, Financial Services
                                                 and Insurance Activities (U.S. and U.K.)

       John Chalsty (2)                          Senior Executive Vice President; Chairman and Chief
                                                 Executive Officer, Donaldson, Lufkin & Jenrette, Inc.
                                                 (investment banking)

       Francoise Colloc'h                        Senior Executive Vice President, Group Human
                                                 Resources and Communications

       Jean-Pierre Gerard (3)                    Senior Executive Vice President; Chief Executive
                                                 Officer, Royale Belge (insurance)

       Michael Hart (1)                          Senior Executive Vice President; Chief Executive
                                                 Officer, Sun Life & Provincial Holdings PLC
                                                 (insurance)

       Denis Kessler                             Senior Executive Vice President, Insurance Activities
                                                 outside France, U.K. and the U.S.

       Claas Kleyboldt (4)                       Senior Executive Vice President; Chairman of the
                                                 Executive Board of Colonia Konzern AG (insurance)

  *    Gerard de La Martiniere                   Senior Executive Vice President, Chief Financial
                                                 Officer

       Jean-Louis Meunier                        Senior Executive Vice President, Chief Underwriting
                                                 Officer

       Edward D. Miller (2)                      President and Chief Executive Officer, The Equitable
       The Equitable Companies Incorporated      Companies Incorporated and The Equitable Life
       1290 Avenue of the Americas               Assurance Society of the United States
       New York, NY 10019

  *    Michel Pinault                            Senior Executive Vice President, Group
                                                 Administration

       Claude Tendil                             Senior Executive Vice President, Chairman and Chief
                                                 Executive Officer - French Insurance Activities,
                                                 international risks, transnational insurance projects
                                                 and information systems policy

       Geoff Tomlinson (5)                       Senior Executive Vice President; Managing Director,
                                                 National Mutual Holdings (insurance)

       Dave H. Williams (2)                      Senior Executive Vice President; Chairman and Chief
       Alliance Capital Management Corp.         Executive Officer, Alliance Capital Management
       1345 Avenue of the Americas               Corporation (investment adviser)
       New York, NY 10105

       Mark Wood                                 Senior Executive Vice President, Managing Director
                                                 Sun Life & Provincial Holdings

------------------

  *    Member of Executive Board


                       Members of the Supervisory Board

Name, Business Address                      Present Principal Occupation
----------------------------------------    ---------------------------------------------------------------------

Jacques Friedmann                           Chairman of the Supervisory Board
9 Place Vendome
75008 Paris, France

Jean-Louis Beffa                            Chairman and Chief Executive Officer, Compagnie
"Les Miroirs"                               de St. Gobain (industry)
Cedex 27
92096 Paris La Defense, France

Antoine Bernheim                            General Partner, Lazard Freres et Cie (investment
121, Boulevard Haussman                     banking); Chairman, Assicurazioni Generali S.p.A.
75008 Paris, France                         (insurance)

Jacques Calvet                              Chairman of the Executive Board, Peugeot S.A. (auto
75, avenue de la Grande Armee               manufacturer)
75116 Paris, France

Henri de Clermont-Tonnerre                  Chairman of the Supervisory Board, Qualis SCA
90, rue de Miromesnil                       (transportation)
75008 Paris, France

David Dautresme                             General Partner, Lazard Freres et Cie (investment
121, Boulevard Haussman                     banking)
75008 Paris, France

Guy Dejouany                                Honorary Chairman, Compagnie General des Eaux
52, rue d'Anjou                             (industry and services)
75008 Paris, France

Paul Desmarais (7)                          Chairman and Chief Executive Officer, Power
751, Square Victoria                        Corporation of Canada (industry and services)
Montreal Quebec
H3Y 3J7 Canada

Jean-Rene Fourtou                           Chairman and Chief Executive Officer, Rhone-Poulenc S.A. (industry)
25, quai Paul Doumer
92408 Courbevoie Cedex
France

Michel Francois-Poncet                      Chairman of the Supervisory Board, Compagnie
3, rue d'Autin                              Financiere de Paribas (financial services and banking)
75002 Paris, France

Patrice Garnier                             Retired
Latreaumont
76360 Baretin, France

Anthony J. Hamilton (1)                     General Partner, Fox-Pitt, Kelton Group Limited
35 Wilson Street                            (finance)
London, England  EC2M 2SJ

Henri Hottinguer (6)                        Chairman and Chief Executive Officer, Banque
38, rue de Provence                         Hottinguer (banking)
75009 Paris, France

Richard H. Jenrette (2)                     Senior Advisor, Donaldson, Lufkin & Jenrette, Inc.
c/o Donaldson, Lufkin & Jenrette, Inc.      (investment banking)
277 Park Avenue
New York, New York  10172

Henri Lachmann                              Chairman and Chief Executive Officer, Strafor
56, rue Jean Giraudoux                      Facom (office furniture)
67000 Strasbourg, France

Gerard Mestrallet                           Chairman and Chief Executive Officer, Compagnie
1, rue d'Astorg                             de Suez (finance)
75008 Paris, France

Friedel Neuber                              Chairman of the Executive Board, WestDeutsche
Girozentrade Herzogstrasse 15               Landesbank (banking)
D40127 Dusseldorf, Germany

Alfred von Oppenheim (4)                    Chairman, Bank Oppenheim (banking)
Konsortium Oppenheim
Unter Sachsenrausen 4
50667 Koln, Germany

Michel Pebereau                             Chairman and Chief Executive Officer, Banque
16, Boulevard des Italiens                  Nationale de Paris (banking)
75009 Paris, France

Didier Pineau-Valencienne                   Chairman and Chief Executive Officer, Schneider
64-70, avenue Jean Baptiste Clement         S.A. (electric equipment)
92646 Boulogne Cedex, France

Bruno Roger                                 General Partner, Lazard Freres & Cie (investment
21, Boulevard Hausmann                      banking)
75008 Paris, France

Simone Rozes                                First Honorary President, Cour de Cassation
2, rue Villaret de Joyeuse                  (government)
75017 Paris, France

----------------

(1)    Citizen of the United Kingdom
(2)    Citizen of the United States of America
(3)    Citizen of Belgium
(4)    Citizen of Germany
(5)    Citizen of Australia
(6)    Citizen of Switzerland
(7)    Citizen of Canada



                                                                     Schedule F

                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                                    FINAXA

               The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

      Name, Business Address                Present Principal Occupation
      ----------------------------------    ---------------------------------------------------------------------

  *   Claude Bebear                         Chairman and Chief Executive Officer; Chairman of
                                            the Executive Board, AXA

  *   Henri de Castries                     Senior Executive Vice President, Financial Services
                                            and Life Insurance Activities (U.S. & U.K.), AXA

  *   Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis SCA
      90, rue de Miromesnil                 (transportation)
      75008 Paris, France

  *   Jean-Rene Fourtou                     Chairman and Chief Executive Officer, Rhone-Poulenc S.A. (industry)
      25, quai Paul Doumer
      92408 Courbevoie Cedex
      France

  *   Patrice Garnier                       Retired
      Latreaumont
      76360 Baretin, France

  *   Henri Hottinguer (1)                  Chairman and Chief Executive Officer, Banque
      38, rue de Provence                   Hottinguer (banking)
      75009 Paris, France

  *   Paul Hottinguer (1)                   Assistant Chairman and Chief Executive Officer,
      38, rue de Provence                   Banque Hottinguer (banking)
      75009 Paris, France

  *   Henri Lachmann                        Chairman and Chief Executive Officer, Strafor
      56, rue Jean Giraudoux                Facom (office furniture)
      67000 Strasbourg, France

  *   Andre Levy-Lang                       Chief Executive Officer, Paribas
      3, rue d'Antin                        (banking)
      75002 Paris, France

      Gerard de la Martiniere               Chief Executive Officer; Senior Executive Vice
                                            President, Chief Financial Officer, AXA

  *   Georges Rousseau                      Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

------------------
  *  Member, Conseil d'Administration
(1)  Citizen of Switzerland



                                                                     Schedule G

                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                       AXA ASSURANCES I.A.R.D. MUTUELLE

               The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                  Present Principal Occupation
     ------------------------------------    ---------------------------------------------------------------------

  *  Claude Bebear                           Chairman; Chairman of the Executive Board,
     23, avenue Matignon                     AXA
     75008 Paris, France

     Jean-Luc Bertozzi                       Executive Officer

  *  Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie (industry)
     5, rue la Bruyere
     75009 Paris, France

  *  Gerard Coutelle                         Retired

  *  Henri de Castries                       Senior Executive Vice President, Financial Services
     23, avenue Matignon                     and Life Insurance Activities (U.S. & U.K.), AXA
     75008 Paris, France

  *  Jean-Rene Fourtou                       Chairman and Chief Executive Officer, Rhone-Poulenc S.A. (industry)
     25, quai Paul Doumer
     92408 Courbevoie Cedex
     France

  *  Patrice Garnier                         Retired
     Latreaumont
     76360 Baretin, France

  *  Henri Lachmann                          Chairman and Chief Executive Officer, Strafor
     56, rue Jean Giraudoux                  Facom (office furniture)
     67000 Strasbourg, France

  *  Francois Richer                         Retired

  *  Georges Rousseau                        Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

  *  Claude Tendil                           Chief Executive Officer; Senior Executive Vice
                                             President, French Insurance Activities, AXA

  *  Nicolas Thiery                          Chairman and Chief Executive Officer,
     6 Cite de la Chapelle                   Etablissements Jaillard (management consulting)
     75018 Paris, France

  *  Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti France
     14, boulevard Industriel                S.A. (coffee importing and processing)
     76301 Sotteville les Rouen, France

------------------
  *  Member, Conseil d'Administration



                                                                     Schedule H

                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                          AXA ASSURANCES VIE MUTUELLE

               The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business Addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

      Name, Business Address                  Present Principal Occupation
      ------------------------------------    ---------------------------------------------------------------------

  *   Claude Bebear                          Chairman; Chairman of the Executive Board, AXA
      23, avenue Matignon
      75008 Paris, France

      Jean-Luc Bertozzi                      Executive Officer

  *   Jean-Pierre Chaffin                    Manager, Federation de la Metallurgie (industry)
      5, rue la Bruyere
      75009 Paris, France

  *   Henri de Castries                      Senior Executive Vice President, Financial Services
      23, avenue Matignon                    and Life Insurance Activities (U.S. & U.K.), AXA
      75008 Paris, France

  *   Henri de Clermont-Tonnerre             Chairman of the Supervisory Board, Qualis SCA
      90, rue de Miromesnil                  (transportation)
      75008 Paris, France

  *   Gerard Coutelle                        Retired

  *   Jean-Rene Fourtou                      Chairman and Chief Executive Officer, Rhone-Poulenc S.A. (industry)
      25, quai Paul Doumer
      92408 Courbevoie Cedex
      France

  *   Henri Lachmann                         Vice Chairman; Chairman and Chief Executive
      56, rue Jean Giraudoux                 Officer, Strafor Facom (office furniture)
      67000 Strasbourg, France

  *   Francois Richer                        Retired

  *   Georges Rousseau                       Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

  *   Claude Tendil                          Chief Executive Officer; Senior Executive Vice
                                             President, French Insurance Activities, AXA

  *   Nicolas Thiery                         Chairman and Chief Executive Officer,
      6 Cite de la Chapelle                  Etablissements Jaillard (management consulting)
      75018 Paris, France

  *   Francis Vaudour                        Chief Executive Officer, Segafredo Zanetti France
      14, boulevard Industriel               S.A. (coffee importing and processing)
      76301 Sotteville les Rouen, France

------------------

*  Member, Conseil d'Administration



                                                                     Schedule I

                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                        AXA COURTAGE ASSURANCE MUTUELLE

The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                             Present Principal Occupation
     -----------------------------------------------    ---------------------------------------------------------------------

  *  Claude Bebear                                      Chairman; Chairman of the Executive Board, AXA
     23, avenue Matignon
     75008 Paris, France

  *  Francis Cordier                                    Chairman and Chief Executive Officer, Group Demay
     rue Nicephore Niepce BP 232 76304 Sotteville       Lesieur (food industry)
     Les Rouen, France

  *  Gerard Coutelle                                    Retired

  *  Henri de Castries                                  Senior Executive Vice President, Financial Services
     23, avenue Matignon                                and Life Insurance Activities (U.S. & U.K.), AXA
     75008 Paris, France

  *  Jean-Rene Fourtou                                  Chairman and Chief Executive Officer, Rhone-Poulenc S.A. (industry)
     25, quai Paul Doumer
     92408 Courbevoie Cedex
     France

  *  Patrice Garnier                                    Retired
     Latreaumont
     76360 Baretin, France

  *  Henri Lachmann                                     Vice Chairman; Chairman and Chief Executive
     56, rue Jean Giraudoux                             Officer, Strafor Facom (office furniture)
     67000 Strasbourg, France

  *  Francis Magnan                                     Chairman and Chief Executive Officer, Compagnie
     50, boulevard des Dames                            Daher (air and sea transportation)
     13002 Marseille, France

  *  Jean de Ribes                                      Chairman and Chief Executive Officer, Banque
     13, rue Notre Dame des Victoires 75008 Paris,      Rivaud (banking)
     France

  *  Georges Rousseau                                   Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

  *  Jean-Paul Saillard                                 Manager, AXA
     23, avenue Matignon
     75008 Paris, France

  *  Claude Tendil                                      Chief Executive Officer; Senior Executive Vice
     21, rue de Chateaudun                              President, French Insurance Activities, AXA
     75009 Paris, France

----------------

  *  Member, Conseil d'Administration




                                                                     Schedule J

                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                      AXA CONSEIL VIE ASSURANCE MUTUELLE

The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Conseil Vie Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Conseil Vie Assurance Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Conseil Vie Assurance Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                Present Principal Occupation
     ----------------------------------    ---------------------------------------------------------------------

  *  Claude Bebear                         Chairman; Chairman of the Executive Board, AXA
     23, avenue Matignon
     75008 Paris, France

  *  Henri Brischoux                       Corporate Secretary; G.I.E. AXA France
     21, rue de Chateaudun
     75009 Paris, France

  *  Bernard Cornille                      Audit Manager, AXA Assurances
     21, rue de Chateaudun
     75009 Paris, France

  *  Henri de Castries                     Senior Executive Vice President, Financial Services
     23, avenue Matignon                   and Life Insurance Activities (U.S. & U.K.), AXA
     75008 Paris, France

  *  Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis SCA
     90, rue de Miromesnil                 (transportation)
     75008 Paris, France

  *  Claude Fath                           Executive Officer

  *  Jean-Rene Fourtou                     Chairman and Chief Executive Officer, Rhone-Poulenc S.A. (industry)
     25, quai Paul Doumer
     92408 Courbevoie Cedex
     France

  *  Patrice Garnier                       Retired
     Latreaumont
     76360 Baretin, France

  *  Henri Lachmann                        Vice Chairman; Chairman and Chief Executive
     56, rue Jean Giraudoux                Officer, Strafor Facom (office furniture)
     67000 Strasbourg, France

  *  Georges Rousseau                      Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

  *  Claude Tendil                         Chief Executive Officer; Senior Executive Vice
     21, rue de Chateaudun                 President, French Insurance Activities, AXA
     75009 Paris, France

  *  Francis Vaudour                       Chief Executive Officer, Segafredo Zanetti France
     14, boulevard Industriel              S.A. (coffee importing and processing)
     76301 Sotteville les Rouen,
     France

------------------

*  Member, Conseil d'Administration
